Exhibit 2.1

REORGANIZATION AGREEMENT AND PLAN OF MERGER

THIS REORGANIZATION AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 26, 2017, by and among Deciphera Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”), Deciphera Pharmaceuticals, Inc., a Delaware corporation (the “Parent”), DP Mergersub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Parent (“Merger Sub”), the members of the Company (the “Members”), including the Blockers, and the parties set forth on Exhibit E (the “Blocker Holders”). The Company, Parent, Merger Sub, Members, Blockers and Blocker Holders are sometimes collectively referred to herein as the “Parties” and individually as a “Party” and the Members, Blockers, and Blocker Holders are collectively referred to herein as the “Holders.” Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in Section 8.

WHEREAS, the Parties wish to provide for the restructuring transaction described below, pursuant to which (a) the current Members of the Company (other than the Blockers) and the Blocker Holders will become holders of common stock of the Parent, (b) the Blockers will become direct wholly owned Subsidiaries of the Parent, and (c) the Company will become a direct and indirect wholly owned Subsidiary of the Parent (the “Restructuring”);

WHEREAS, prior to the consummation of the transactions contemplated hereby, the Parent was incorporated and formed the following wholly owned Subsidiaries: NLV-3 MergerSub, Inc., NLV-G MergerSub, Inc., SVLS MergerSub, Inc., DRAGSA 20 MergerSub, Inc., and Redmile MergerSub, Inc. (each, a “Blocker Mergersub”), and Merger Sub;

WHEREAS, as part of this Restructuring, effective as of immediately prior to the Effective Time, the Parties will effect the merger of each Blocker Mergersub with and into the applicable Blocker, as set forth in Schedule 1 hereto, with the Equity Securities of each Blocker held by the applicable Blocker Holder converting solely into shares of Parent Stock, in the amounts set forth in Schedule 1 hereto, with each Blocker continuing as the surviving entity and as a direct wholly owned Subsidiary of Parent and a member of the Company (such transactions as contemplated on Schedule 1 hereto, being hereby ratified, approved and confirmed in all respects);

WHEREAS, as part of this Restructuring, the Parties wish to provide for (a) immediately prior to the Effective Time (and following the Blocker Mergers) the contribution by the Contributing Member of each Company Share held by the Contributing Member solely in exchange for shares of Parent Stock as provided herein (the “Contribution”), and (b) immediately following the Contribution, and effective as of the Effective Time, the merger of Merger Sub with and into the Company, with each share of the Company (other than those shares held by the Blockers and the Parent) solely converted into shares of Parent Stock as provided herein, and the Company to be the surviving entity and a direct and indirect wholly owned Subsidiary of Parent (such transaction, the “Merger”);

WHEREAS, immediately prior to the Effective Time, each outstanding share appreciation right of the Company (each, a “Company SAR”) granted pursuant to the Company’s 2015 Equity Incentive Plan (as amended, the “Company Plan”) shall be converted into an option to purchase Common Shares (each a “Converted SAR”);

WHEREAS, pursuant to the Merger, as of the Effective Time, holders of options to purchase Common Shares (“Company Options”), including Converted SARs, will receive options to purchase Parent Stock in accordance with the terms of the Parent Plan;

WHEREAS, immediately following the Restructuring, Parent will close the issuance of shares of Parent Stock in an initial public offering (“IPO”) pursuant to that certain registration statement filed with the United States Securities and Exchange Commission (“SEC”) prior to the Effective Time (the “Registration Statement”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Contribution, taken together with the Blocker Mergers, the issuance of Parent Stock pursuant to the IPO, and the purchase of Parent Stock by Brightstar Associates, LLC pursuant to the Brightstar Purchase Agreement, are treated together as a transfer of equity interests in the Company (in the case of the Merger, the Contribution and the Blocker Mergers) to Parent and a transfer of other property to Parent in each case in exchange for stock of Parent in a transaction in which gain or loss is not recognized under Section 351 of the Code;

WHEREAS, the board of directors of the Company and the board of directors of the Parent have approved the Restructuring, this Agreement, the Merger, the Contribution and the other transactions contemplated hereby;

WHEREAS, by execution of this Agreement, the Parent, as sole member of Merger Sub and owner of all of the interests in Merger Sub, is hereby approving the Restructuring, this Agreement, the Merger, the Contribution and the other transactions contemplated hereby;

WHEREAS, notwithstanding any provision of the Operating Agreement, by execution of this Agreement, the Members, constituting all of the members of the Company and the owners of all of the Company Shares, are hereby approving the Restructuring, this Agreement, the Merger, the Contribution and the other transactions contemplated hereby;

WHEREAS, the transactions contemplated by the Restructuring and the IPO require no further action by the Members; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parent, Merger Sub, the Members (including the Blockers), the Blocker Holders, and the Company agree as follows:

Section 1. Contribution.

1A. Notwithstanding any provision of the Operating Agreement (including without limitation Article IX thereof), the Contributing Member, subject to the satisfaction or waiver of the conditions set forth in Section 5B as of the time of the Contribution, hereby agrees to contribute to Parent effective as of immediately prior to the Effective Time all of the Company Shares set forth across from the Contributing Member’s name on Annex A, solely in exchange for the share(s) of Parent Stock as is set forth opposite the Contributing Member’s name in Annex A. The Contributing Member shall, effective as of the time of such Contribution, cease to be a member of the Company and shall thereupon cease to have or exercise any right or power as a member of the Company.

1B. Notwithstanding any provision of the Operating Agreement (including without limitation Article IX thereof), in exchange for the Contribution, subject to the satisfaction or waiver of the conditions set forth in Section 5A as of the time of the Contribution, the Parent hereby agrees to issue to the Contributing Member effective as of immediately prior to the Effective Time the shares of Parent Stock set forth opposite the Contributing Member’s name in Annex A and accepts the contribution to Parent by each the Contributing Member of the Contributing Member’s Company Shares.

Section 2. The Merger; Effective Time.

2A. The Merger.

(i) The Parent, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) are hereby adopting a plan of merger, providing for, subject to the satisfaction or waiver of the conditions set forth in this Agreement, the merger of Merger Sub with and into the Company, with the Company being the surviving entity of the Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, this Merger shall be consummated in accordance with this Agreement.

(ii) At the Effective Time (as defined below), the separate corporate existence of Merger Sub shall cease and the Company, as the surviving entity of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its existence under the laws of the State of Delaware as a direct and indirect wholly owned Subsidiary of the Parent.

2B. Effects of the Merger. The Merger shall have the effects provided in Section 18-209(g) of the DE LLC Act.

2C. Certificate of Formation and Operating Agreement.

(i) The certificate of formation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company, until thereafter amended as provided by law and by the terms of such certificate of formation.

(ii) The limited liability company agreement of the Company, as in effect immediately prior to the Effective Time and set forth in that certain Third Amended and Restated Operating Agreement of the Company, dated May 26, 2017, by and among the Company and the Members (the “Operating Agreement”), shall be the limited liability company agreement of the Surviving Company, until amended pursuant to Section 2C(v) and thereafter amended as provided by law and by the terms of such limited liability company agreement.

(iii) At the Effective Time, each of the Blockers shall continue as a member of the Company. Pursuant to Sections 18-301(b)(3) and 18-101(b)(7) of the DE LLC Act and simultaneous with the Effective Time, notwithstanding any provision of the Operating Agreement, the Parent shall, automatically and without any further action of any Person being required, be admitted to the Surviving Company as a member of the Surviving Company and shall be bound by the terms of the Operating Agreement, and the Surviving Company shall be continued without dissolution. The Parent and each of the Blockers, by its execution of a counterpart signature page to this Agreement, hereby agrees to be bound by the terms of the Operating Agreement as a member of the Surviving Company.

(iv) Until successors are duly elected or appointed and qualified in accordance with applicable Law or until their death, resignation or removal in accordance with the Operating Agreement, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company unless otherwise determined by Merger Sub prior to the Effective Time.

(v) Notwithstanding any provision of the Operating Agreement and without any further action by any Person, pursuant to Section 18-209(f) of the DE LLC Act, the Operating Agreement shall automatically be amended and restated, contingent upon and effective as of immediately following the Effective Time and as of immediately prior to the IPO Closing, to read in its entirety as set forth on Exhibit B hereto, until thereafter amended as provided by law and by the terms of such limited liability company agreement.

2D. Filing of Certificate of Merger. Subject to the satisfaction or waiver of the conditions set forth in Section 5, following effectiveness of the Blocker Mergers and immediately prior to the closing of the issuance of shares of Parent Stock pursuant to the Registration Statement (the “IPO Closing”), and provided this Agreement has not theretofore been terminated pursuant to its terms, the Surviving Company shall direct its officers to file the Certificate of Merger in substantially the form of Exhibit A attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Parent and each director and officer of the Parent and the Company is hereby designated as an “authorized person” of the Company within the meaning of the DE LLC Act and is hereby authorized, for and on behalf of the Company, to execute, deliver and cause the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2E. Effective Time. The Merger shall be effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DE LLC Act, or such later date and time as may be specified therein and agreed to by the Company and Merger Sub (the date and time the Merger becomes effective being the “Effective Time”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DE LLC Act.

2F. Further Assurances. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Company the title to any property or right of the Constituent Companies acquired or to be acquired by reason of, or as a result of, the Merger or to otherwise carry out the purposes of this Agreement or to effect the Merger, then the Surviving Company and its officers and directors and the representatives of Merger Sub as of the Effective Time shall execute and deliver all such deeds, assignments and assurances in law and do all other acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Company, and the officers and directors of the Surviving Company and the Parent and the representatives of Merger Sub as of the Effective Time are fully authorized in the name of the Constituent Companies or otherwise to take any and all such actions solely for the purposes of this Section 2F.

Section 3. Effects of the Merger on the Equity Securities of the Constituent Companies.

3A. Conversion of Securities of the Company.

(i) At the Effective Time (and, for the avoidance of doubt, following the Contribution), by virtue of the Merger and without any action on the part of the holders of shares of the Company or any member of or holder of limited liability company interests in the Merger Sub:

(a) All limited liability interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted solely into the right to receive shares in the Surviving Company following the Effective Time as is set forth opposite Parent’s name in Annex A (such shares, together with the shares held by the Blockers in the Surviving Company, shall constitute all the outstanding shares of the Surviving Company).

(b) All shares of capital stock of the Company (the “Company Shares”) held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each common share of the Company (“Common Shares”) held by the Members (other than the Blockers) immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted solely into the right to receive 5.65 share(s) of Parent Stock. As of the Effective Time, all such Common Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(d) Each Series A Preferred share of the Company (“Series A Preferred Shares”) held by the Members (other than the Blockers) immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted solely into the right to receive 5.65 share(s) of Parent Stock. As of the Effective Time, all such Series A Preferred Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(e) Each Series B-1 Preferred share of the Company (“Series B-1 Preferred Shares”) held by the Members (other than the Blockers) immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted solely into the right to receive 5.65 share(s) of Parent Stock. As of the Effective Time, all such Series B-1 Preferred Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(f) Each Series B-2 Preferred share of the Company (“Series B-2 Preferred Shares”) held by the Members (other than the Blockers) immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted solely into the right to receive 5.65 share(s) of Parent Stock. As of the Effective Time, all such Series B-2 Preferred Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(g) Each Series C Preferred share of the Company (“Series C Preferred Shares”) held by the Members (other than the Blockers) immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted solely into the right to receive 5.65 share(s) of Parent Stock. As of the Effective Time, all such Series C Preferred Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(h) Each Company Share held by the Parent or a Blocker immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted solely into the right to receive shares in the Surviving Company following the Effective Time as is set forth opposite the Parent’s or such Blocker’s name in Annex A.

(i) From and after the Effective Time, except as set forth in Subsections 3A(i)(a) and 3A(i)(h), the holders of Company Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares and their sole rights shall be those which they will have as holders of shares of Parent Stock.

3B. Treatment of Company Options, SARs and Company Plans.

(a) Immediately prior to the Effective Time, the Company shall convert each outstanding Company SAR into a Company Option by amending the terms of such Company SAR to, among other things, (i) redefine the term “measurement price” as “exercise price”, (ii) permit payment of the exercise price by one or more of the methods provided in Section 5(e) of the Company Plan and (iii) provide, upon the exercise of the award, for the issuance of a number of shares equal to the number of shares exercised (other than in connection with a “net exercise” pursuant to which the Company will reduce the number of shares issuable upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price) (such amendment, the “SAR Conversion”).

(b) At the Effective Time, each Company Option (including, for the avoidance of doubt, each Converted SAR), that has been issued pursuant to the Company Plan and is outstanding immediately prior to the Effective Time (after giving effect to the SAR Conversion) shall be canceled in exchange for a non-qualified stock option under the 2017 Stock Option and Incentive Plan (each, a “Parent Option” under the “Parent Plan”). Such cancellation and substitution shall be effected in a manner that complies with Sections 409A and 424 of the Code. Each Parent Option shall otherwise continue to have, and be subject to, the same terms and conditions (including the vesting arrangements and other terms and conditions set forth in the Company Plan and the applicable agreement) as in effect immediately prior to the Effective Time (after giving effect to the SAR Conversion), except that (a) such option shall become exercisable for that number of shares of Parent Stock, equal to the product of (i) the number of Common Shares that would have been issuable upon exercise of such Parent Option immediately prior to the Effective Time multiplied by (ii) the Option Exchange Ratio, and (b) the per share exercise price for the shares of Parent Stock issuable upon exercise of such Parent Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing (i) the exercise price per Common Share at which such Parent Option was exercisable immediately prior to the Effective Time by (ii) the Option Exchange Ratio. For purposes hereof, the “Option Exchange Ratio” shall equal a ratio, the numerator of which is the fair market value of one Common Share and the denominator of which equals the fair market value of one share of Parent Stock. No acceleration of the vesting of the unvested Company Options shall take place as a result of the consummation of the Merger, and the vesting terms and the expiration dates of the Parent Options shall be identical to the vesting terms and expiration dates of the Company Options. As of the Effective Time, Parent shall assume the Company Plan for the purpose of administering the Parent Options and shall amend and restate the Company Plan into the Parent Plan to, among other things, provide that (i) references to the Company shall be references to Parent, (ii) the Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company board of directors or any committee thereof with respect to administration of the Company Plan and (iii) references to Common Shares shall be references to Parent Stock.

(c) The Company shall take all actions necessary in order to effect the provisions of this Section 3B including, without limitation, seeking all necessary approvals, providing any notice required under the terms of the Company Plan and/or the applicable agreements.

3C. Adjustments to Consideration. The consideration to be issued in connection with the conversion and cancellation of the Company Shares and the consideration to be issued in connection with the conversion and cancellation of the Company Options and Company SARs provided for in this Agreement shall be adjusted appropriately and proportionally to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Stock or Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Stock or Company Shares occurring or having a record date on or after the date hereof and prior to the Effective Time.

Section 4. Rights of Holders; Procedure for Exchange.

4A. Effect of Reorganization. Annex A attached hereto sets forth a calculation of the equity capitalization of Parent following the Blocker Mergers, the Contribution, the Merger, and the Restructuring. For the avoidance of doubt, it is the intention of the Company, the Parent, the Blocker Holders, and the other Holders that the Blocker Holders receive the same portion of the Parent Stock that the applicable Blockers of which they are Blocker Holders would receive in respect of the limited liability company interests in the Company held by them prior to the Restructuring as if the Blocker Holders held the limited liability company interests in the Company held by such Blockers and to the extent that the number of shares of Parent Stock issued to the Blocker Holders in the Restructuring does not effectuate the foregoing, then, to the fullest extent permitted by law, the determination and distribution of the Parent Stock shall be adjusted at the Effective Time to effect the foregoing.

4B. Rights of Holders of Certificates Evidencing Company Shares. On and after the Effective Time and until surrendered for exchange, each certificate that immediately prior to the Effective Time (and, for the avoidance of doubt, following the Contribution) represented Company Shares (except Company Shares cancelled or extinguished or converted into shares in the Surviving Company pursuant to Section 3A above) shall be deemed for all purposes to evidence ownership of and to represent solely the right to receive the number of whole shares of Parent Stock into which such Company Shares shall have been converted pursuant to Section 3A above. In any matters relating to such certificates formerly representing Company Shares, Parent may rely conclusively upon the record of Members maintained by the Company containing the names and addresses of the holders of record of Company Shares as of immediately prior to the Effective Time.

4C. Procedure for Exchange of Company Shares.

(a) After the Effective Time, holders of certificates theretofore evidencing outstanding Company Shares (except shares cancelled or extinguished or converted into shares in the Surviving Company pursuant to Section 3A), upon surrender of such certificates to the secretary of Parent, shall be entitled to receive uncertificated book entry shares or certificates, to the extent the Parent Stock are certificated, representing the number of shares of Parent Stock into which Company Shares theretofore represented by the certificates so surrendered are exchangeable as provided in Section 3A hereof. Parent shall not be obligated to deliver any such Parent Stock to which any former holder of Company Shares is entitled until such holder surrenders the certificate or certificates representing such Company Shares. Upon surrender, each certificate formerly representing Company Shares shall be cancelled. If there is a transfer of Company Shares ownership which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Stock may be issued to a Person other than the Person in whose name the certificate so surrendered is registered if: (x) upon presentation to the secretary of Parent, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the Person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of Parent Stock to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable, and (z) the issuance of such Parent Stock shall not, in the sole discretion of Parent, violate the requirements of the Regulation D “safe harbor” of the Securities Act with respect to the private placement of Parent Stock that will result from the Restructuring.

(b) All Parent Stock issued upon the conversion of Company Shares, in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Shares.

(c) With respect to each holder of outstanding Company Shares, the number of shares of Parent Stock receivable by such holder under this Agreement shall be aggregated for all Company Shares held by such holder, and, following such aggregation, any holder of Company Shares who would otherwise be entitled to receive a fraction of a share of Parent Stock shall, in lieu thereof, receive an amount in cash equal to the fair value of such fraction of a share as of the Effective Time as determined in good faith by the Board.

(d) Any Parent Stock issued pursuant to the Restructuring shall bear the legend required by the Registration Rights Agreement and otherwise be subject to the transfer limitations set forth therein.

Section 5. Conditions of the Obligations at the Effective Time.

5A. The obligation of the Parent and Merger Sub to consummate the transactions contemplated hereby at the Effective Time is subject to the satisfaction as of the Effective Time of the following conditions:

(i) Representations and Warranties. Each of the representations and warranties contained in Section 6 and Section 7 shall be true and correct in all material respects at and as of the date of this Agreement and as of the Effective Time.

(ii) Covenants.

(a) The Blockers, Blocker Holders, and Members shall have performed in all material respects all of the covenants and agreements required to be performed hereunder or under the other Transaction Documents at or prior to the Effective Time.

(b) The IPO Closing shall be prepared to occur immediately after the closing of the Restructuring.

(iii) Each of the conditions to the IPO Closing and transactions to be completed in advance of the IPO Closing shall have been performed.

(iv) The Company and shall have entered into an underwriting agreement in connection with the IPO.

(v) The Blocker Mergers shall have become effective in accordance with the applicable provisions of the DGCL and the DE LLC Act.

Any condition specified in this Section 5A, other than Sections 5A(iii) and 5A(v), may be waived by the Company; provided that each such condition shall be deemed satisfied solely for purposes of this Section 5A if the Effective Time occurs.

5B. The obligation of the Members and the Company to consummate the transactions contemplated hereby at the Effective Time is subject to the satisfaction as of the Effective Time of the following conditions:

(i) Covenants. The Parent, the Blocker Holders, and the Members named as Parties thereto shall have executed and delivered the Registration Rights Agreement, as set forth on Exhibit C (the “Registration Rights Agreement”).

(ii) Each of the conditions to the IPO Closing and transactions to be completed in advance of the IPO Closing shall have been performed.

(iii) The Blocker Mergers shall have become effective in accordance with the applicable provisions of the DGCL and the DE LLC Act.

Section 6. Representations and Warranties of the Company. As a material inducement to the Holders to enter into this Agreement and to consummate the transactions contemplated hereby, the Parent and Company hereby represent and warrant to the Holders as follows:

6A. Organization; Power and Authority. The Parent, the Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except for such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect. The Parent, the Company and each of their Subsidiaries possesses all requisite corporate, limited liability company or other entity power and authority to own and operate its properties, to carry on its business as now conducted, to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

6B. Valid Issuance of Shares. The Parent Stock, when issued, exchanged and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Registration Rights Agreement, Section 4C(d) of this Agreement and the lock-up or market standoff agreements and under the applicable state and federal securities laws. There are no Liens or Encumbrances on the Parent Stock. Assuming the accuracy of the representations in Section 7 of this Agreement the Parent Stock will be issued in compliance with all applicable federal and state securities laws.

6C. Authorization; No Breach. The execution, delivery and performance of this Agreement and each other Transaction Document to which a Blocker, the Company or any of their Subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized, executed and delivered by such entity, as applicable, and constitute a valid and binding obligation of such entity, as applicable, enforceable against such entity, as applicable, in accordance with their respective terms, except (a) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

6D. Taxation. The Contribution and the Merger, taken together with the Blocker Mergers, the issuance of Parent Stock pursuant to the IPO, and the purchase of Parent Stock by Brightstar Associates, LLC pursuant to the Brightstar Purchase Agreement, shall qualify as a transfer of property to Parent described in Section 351 of the Code.

Section 7. Representations and Warranties of the Members. As a material inducement to the Parent and Company to enter into this Agreement and consummate the transactions contemplated hereby, each Member, solely with respect to itself, severally and not jointly hereby represents and warrants to the Parent as follows:

7A. Authorization. Such Member possesses all requisite power and authority necessary to execute and deliver this Agreement and to carry out its obligations contemplated by this Agreement and the Restructuring to which such Member is a party. Such Member’s execution, delivery and performance of this Agreement and Transaction Documents to which such Member is a party have been duly authorized by such Member.

7B. Title. As of the date of this Agreement, such Member is the record and beneficial owner of that number of Company Shares set forth opposite such Member’s name on Schedule 7B hereto, free and clear of any other restrictions on transfer (other than any restrictions contained in the Operating Agreement or under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, and such securities constitute all of the Equity Securities of the Company owned, beneficially or of record, by such Member. Except as set forth in this Agreement and the Operating Agreement, such Member is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement and the Operating Agreement) that could require such Member to sell, transfer or otherwise dispose of any capital stock of the Company. Such Member is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any limited liability company interests of the Company.

7C. Accredited Investor; Investment. Each Member hereby represents that such Member (i) is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act; (ii) is acquiring the shares of Parent Stock solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof in violation of any applicable securities laws; and (iii) is a sophisticated investor with knowledge and experience in business and financial matters such that such Member is capable of evaluating the Agreement.

7D. No Broker. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by such Member.

7E. Taxation. Such Member has not taken any action or failed to take any action, and does not know of any fact or circumstance that, in each case, could reasonably be expected to prevent the Contribution and the Merger, taken together with the Blocker Mergers, the issuance of Parent Stock pursuant to the IPO, and the purchase of Parent Stock by Brightstar Associates, LLC pursuant to the Brightstar Purchase Agreement, from qualifying as a transfer of property to Parent described in Section 351 of the Code. Such Member has not entered, on or prior to the date of the Effective Time, into any binding commitment to sell, transfer, or otherwise dispose of its Parent Stock.

7F. HSR. Each Member represents that as of the Effective Time, either (1) the Ultimate Parent Entity of such Investor as determined in accordance with 16 C.F.R. s. 801.1(a) is the same as the Ultimate Parent Entity of such Investor immediately prior to the Effective Time, or (2) such Member will not acquire and hold more than $80.8 million of Parent Stock.

Section 8. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Blocker Holders” has the meaning set forth in the Preamble.

“Blocker Mergers” has the meaning set forth in Schedule 1 hereto, each as effected pursuant to an Agreement and Plan of Merger in substantially the form set forth in Exhibit D.

“Blocker Mergersub” has the meaning set forth in the Recitals.

“Blockers” means each of NLV-3 Deciphera, Inc., NLV-G Deciphera, Inc., SVLS-Deciphera, Inc., DRAGSA 20 LLC, and Redmile Deciphera Holdings, Inc.

“Brightstar Purchase Agreement” means that Purchase Agreement, dated as of September 26, 2017, by and between Parent and Brightstar Associates, LLC.

“Certificate of Merger” has the meaning set forth in Section 2D.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning set forth in Section 3A(i)(c).

“Company” has the meaning set forth in the Preamble.

“Company Options” has the meaning set forth in the Recitals.

“Company Plan” has the meaning set forth in the Recitals.

“Company SAR” has the meaning set forth in the Recitals.

“Company Shares” has the meaning set forth in Section 3A(i)(b).

“Constituent Companies” has the meaning set forth in Section 2A(i).

“Contributing Member” means the Members set forth on Schedule 2 hereto.

“Contribution” has the meaning set forth in the Recitals.

“DE LLC Act” means Delaware Limited Liability Company Act, as amended from time to time.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Effective Time” has the meaning set forth in Section 2E.

“Encumbrances” means any Liens, agreements (other than the applicable Governing Documents and any Transaction Documents), voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (other than applicable federal and state securities laws).

“Equity Securities” means any membership interests, limited liability company interests, partnership interests, profits interests, capital stock or other equity securities or ownership interests, or securities exercisable or exchangeable for or convertible into, or other rights to acquire, membership interests, limited liability company interests, partnership interests, capital stock or other equity securities or ownership interests.

“Governing Documents” means, with respect to any Person, its articles of organization or certificate of formation and limited liability company agreement or limited partnership agreement, certificate of incorporation and bylaws, partnership agreement or similar governing documents.

“Governmental Entity” means (i) any federal, state, province, local, municipal, tribal, foreign or other government; (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or regulatory organization and any court or other tribunal); (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal; and (iv) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, province, local, municipal or foreign government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

“Holders” has the meaning set forth in the Preamble.

“IPO” has the meaning set forth in the Recitals.

“IPO Closing” has the meaning set forth in Section 2D.

“Laws” means any federal, state, local, municipal, foreign or other statute, law, ordinance, regulation, rule, code, order, principle of common law or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or other requirement or rule (including pursuant to any settlement, consent decree or determination of or settlement with an arbitrator) of law.

“Lien” or “Liens” means any mortgage, pledge, security interest, Encumbrance, lien or charge of any kind.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Operating Agreement” has the meaning set forth in Section 2C(ii).

“Option Exchange Ratio” has the meaning set forth in Section 3B(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Option” has the meaning set forth in Section 3B(b).

“Parent Plan” has the meaning set forth in Section 3B(b).

“Parent Stock” means the common stock, par value $0.01, of Deciphera Pharmaceuticals, Inc.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Registration Rights Agreement” has the meaning set forth in Section 5B.

“Registration Statement” has the meaning set forth in the Recitals.

“Restructuring” has the meaning set forth in the Recitals.

“SAR Conversion” has the meaning set forth in Section 3B(a).

“Schedules” means, collectively, the schedules hereto, and “Schedule” means any of the Schedules individually.

“SEC” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal Law then in force.

“Series A Preferred Shares” has the meaning set forth in Section 3A(i)(d).

“Series B-1 Preferred Shares” has the meaning set forth in Section 3A(i)(e).

“Series B-2 Preferred Shares” has the meaning set forth in Section 3A(i)(f).

“Series C Preferred Shares” has the meaning set forth in Section 3A(i)(g).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Surviving Company” has the meaning set forth in Section 2A(ii).

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, real or personal property, escheat, value added, capital interests, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes, customs, duties, governmental fees, or other like assessment or charge of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Transaction Documents” means this Agreement, the Agreement and Plan of Merger of each of the Blockers and Blocker Mergersubs, and the other agreements, certificates and instruments required to be delivered at the Effective Time to other Parties hereto in accordance with this Agreement.

Section 9. Miscellaneous.

9A. Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to the Company:

500 Totten Pond Road

Waltham, MA 02451

Attention: Chief Executive Officer and Chief Financial Officer

With copies to (such copy not to constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Fax: 617-523-1231

Attention: Richard Hoffman

If to Parent:

500 Totten Pond Road

Waltham, MA 02451

Attention: Chief Executive Officer and Chief Financial Officer

With copies to (such copy not to constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Fax: 617-523-1231

Attention: Richard Hoffman

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

9B. Intentionally Omitted.

9C. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9D. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall negotiate in good faith to modify this Agreement and to preserve each Party’s anticipated benefits under this Agreement.

9E. Amendment. This Agreement may not be amended or modified, or any provision hereof waived, except by an instrument in writing approved by the Parties to this Agreement and signed on behalf of each of the Parties hereto.

9F. Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (b) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the Party giving such extension or waiver.

9G. Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, but, to the fullest extent permitted by law, shall not be assignable by any Party hereto without the prior written consent of the other Parties hereto.

9H. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other Party by facsimile or email of a PDF, which, to the fullest extent permitted by law, facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9I. Third Party Beneficiaries. Each Party hereto intends that this Agreement, except as expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any Person (including, without limitation, any Person holding any Company Options and Company SARs) other than the Parties hereto.

9J. Consent to Jurisdiction. To the fullest extent permitted by law, the Parties hereto agree that jurisdiction and venue in any suit, action, or proceeding brought by any Party pursuant to this Agreement or the transactions contemplated hereby shall properly and exclusively lie in the Chancery Court of the State of Delaware, and any state appellate court therefrom within the state of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the state of Delaware). To the fullest extent permitted by law, each Party hereto also agrees not to bring any suit, action or proceeding, arising out of or relating to this Agreement or the transactions contemplated hereby in any other court (other than upon the appeal of any judgment, decision or action of any such court located in Delaware or, as applicable, any federal appellate court that includes the state of Delaware within its jurisdiction). To the fullest extent permitted by law, by execution and delivery of this agreement, each Party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such suit, action or proceeding. To the fullest extent permitted by law, the Parties hereto irrevocably agree that venue would be proper in such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. The Parties hereto further agree that, to the fullest extent permitted by law, the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court. Nothing in this Agreement will affect the right of any Party to this agreement to serve process in any other manner permitted by law.

9K. WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

9L. Tax Matters.

(i) Each Member (other than Blockers) agrees, on a several basis, to pay, and to indemnify and hold harmless Parent, Mergersub, and their affiliates for all withholding Taxes and transfer, documentary, sales, use, stamp, registration, or other similar Taxes incurred in connection with such Member’s transfer of Company Shares pursuant to the Contribution or the Merger.

(ii) The Parties hereto agree that for U.S. federal income tax purposes, the Merger and the Contribution, taken together with the Blocker Mergers, the issuance of Parent Stock pursuant to the IPO, and the purchase of Parent Stock by Brightstar Associates, LLC pursuant to the Brightstar Purchase Agreement, are intended to be treated together as a transfer of equity interests in the Company (in the case of the Merger, the Contribution and the Blocker Mergers) to Parent and a transfer of other property to Parent in each case in exchange for stock of Parent in a transaction in which gain or loss is not recognized under Section 351 of the Code. The Parties hereto further agree that, for all Tax purposes, the Merger, the Contribution, the Blocker Mergers, the issuance of Parent Stock pursuant to the IPO, and the purchase of Parent Stock by Brightstar Associates, LLC pursuant to the Brightstar Purchase Agreement shall be reported consistent with this intent, and none of them (nor any of their respective affiliates) will take any inconsistent Tax position on any tax return or otherwise, except as otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code or any similar provision of any state, foreign, or local law.

(iii) Neither Parent nor any of its Subsidiaries has any plan or intention to liquidate, merge, transfer all or substantially all of the assets of, or otherwise dissolve the Surviving Company or any of the companies that is a “Surviving Company” as defined in and pursuant to the Agreement and Plan of Merger of each of the Blockers and Blocker Mergersubs.

(iv) None of the Parties or any of their respective Subsidiaries shall take any action, or fail to take any reasonable action, as a result of which the Merger and Contribution, taken together with the Blocker Mergers, the issuance of Parent Stock pursuant to the IPO, and the purchase of Parent Stock by Brightstar Associates, LLC pursuant to the Brightstar Purchase Agreement, would reasonably be expected to fail to qualify as a transfer of equity interests in the Company to Parent that is described in Section 351 of the Code.

9M. Expenses. All actual, reasonable out of pocket expenses incurred by the Blockers and the Members in connection with the Merger, the Restructuring and the IPO will be borne by the Company.

9N. Termination. This Agreement shall terminate upon the first to occur of December 26, 2017 or the Company and the majority of holders of Company Shares agreeing not to pursue the Restructuring.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

DECIPHERA PHARMACEUTICALS, LLC

By:	/s/ Michael D. Taylor
Name: Michael D. Taylor
Title: President and Chief Executive Officer

PARENT:

DECIPHERA PHARMACEUTICALS, INC.

By:	/s/ Michael D. Taylor
Name: Michael D. Taylor
Title: President and Chief Executive Officer

MERGER SUB:

DP MERGERSUB, LLC

By:	/s/ Michael D. Taylor
Name: Michael D. Taylor
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

BRIGHTSTAR ASSOCIATES LLC

By:	/s/ Mark Fallon
Name: Mark Fallon
Title: Member – Board of Managers

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

BIOCHENOMIX, L.L.C.

By: Biochenomix, Inc., as sole member

By:	/s/ Daniel L. Flynn
Name: Daniel L. Flynn
Title: Managing Member

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

NLV-3 DECIPHERA, INC.

By:	/s/ Craig L. Slutzkin
Name: Craig L. Slutzkin
Title: President

NLV-G DECIPHERA, INC.

By:	/s/ Craig L. Slutzkin
Name: Craig L. Slutzkin
Title: President

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

DRAGSA 20 LLC

By: Viking Global Investors LP, its non-member manager

By:	/s/ Matthew Bloom
Name: Matthew Bloom
Title: Authorized Signatory

DRAGSA 14 LLC

By: Viking Global Investors LP, its non-member manager

By:	/s/ Matthew Bloom
Name: Matthew Bloom
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

SVLS–Deciphera, Inc.

By:	/s/ Denise W. Marks
Name: Denise W. Marks
Title: Chief Financial Officer

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Redmile Deciphera Holdings, Inc.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Director

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Sphera Global Healthcare Master Fund

By:	/s/ Doron Breen
Name: Doron Breen
Title: Director

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

New Leaf Ventures III, L.P.

By:	/s/ Craig L. Slutzkin
Name: Craig L. Slutzkin
Title: Chief Financial Officer of the General Partner of the General Partner

New Leaf Biopharma Opportunities I, L.P.

By:	/s/ Craig L. Slutzkin
Name: Craig L. Slutzkin
Title: Chief Financial Officer of the General Partner of the General Partner

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

SV LIFE SCIENCES FUND VI, L.P.

By: SV Life Sciences Fund VI (GP), L.P., its sole General Partner

By: SVLSF VI, LLC, its sole general partner

By:	/s/ Denise W. Marks
Name: Denise W. Marks
Title: SVLSF VI, LLC, Member

SV LIFE SCIENCES FUND VI STRATEGIC PARTNERS, L.P.

By: SV Life Sciences Fund VI (GP), L.P.
Its: Sole General Partner

By: SVLSF VI, LLC
Its: Sole General Partner

By:	/s/ Denise W. Marks
Name: Denise W. Marks
Title: SVLSF VI, LLC, Member

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Redmile Capital Fund, LP

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the General Partner and the Investment Manager

Redmile Capital Offshore Fund, Ltd.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Investment Manager

Redmile Capital Offshore Fund II, Ltd.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Investment Manager

Redmile Special Opportunities Fund, Ltd.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Investment Manager

Redmile Biopharma Investments I, L.P.

By:	/s/ Jeremy Green
Name: Jeremy Green
Title: Managing Member of the Management Company / General Partner

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Viking Global Opportunities Intermediate LP

By: Viking Global Opportunities GP LLC, its general partner

By:	/s/ Matthew Bloom
Name: Matthew Bloom
Title: Authorized Signatory

EXHIBIT A

CERTIFICATE OF MERGER

EXHIBIT B

LLC AGREEMENT

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

AGREEMENT AND PLAN OF MERGER

EXHIBIT E

BLOCKER HOLDER SCHEDULE

SCHEDULE 1

RESTRUCTURING SCHEDULE

The mergers set forth in items 1 through 5 of this Schedule 1 are referred to in this Agreement as the “Blocker Mergers.”

1.	NLV-3 MergerSub, Inc. will merge with and into NLV-3 Deciphera, Inc. (“Blocker Merger 1”)

a.	The shares of common stock of NLV-3 Deciphera, Inc. will be converted into 1,957,832 shares of Parent Stock

b.	NLV-3 Deciphera, Inc. will be the surviving entity and continue as a member of the Company

2.	Simultaneous with Blocker Merger 1, NLV-G MergerSub, Inc. will merge with and into NLV-G Deciphera, Inc.

a.	The shares of common stock of NLV-G Deciphera, Inc. will be converted into 1,771,308 shares of Parent Stock

b.	NLV-G Deciphera, Inc. will be the surviving entity and continue as a member of the Company

3.	Simultaneous with Blocker Merger 1, SVLS MergerSub, Inc. will merge with and into SVLS-Deciphera, Inc.

a.	The shares of common stock of SVLS-Deciphera, Inc. will be converted into 1,566,303 shares of Parent Stock

b.	SVLS-Deciphera, Inc. will be the surviving entity and continue as a member of the Company

4.	Simultaneous with Blocker Merger 1, DRAGSA 20 MergerSub, Inc. will merge with and into DRAGSA 20 LLC

a.	all of the limited liability company interests in DRAGSA 20 LLC will be converted into 821,238 shares of Parent Stock

b.	DRAGSA 20 LLC will be the surviving entity and continue as a member of the Company

5.	Simultaneous with Blocker Merger 1, Redmile MergerSub, Inc. will merge with and into Redmile Deciphera Holdings, Inc.

a.	The shares of common stock of Redmile Deciphera Holdings, Inc. will be converted into 372,880 shares of Parent Stock

b.	Redmile Deciphera Holdings, Inc. is be the surviving entity and continue as a member of the Company

SCHEDULE 2

CONTRIBUTING MEMBER

SCHEDULE 7B

MEMBER CAPITALIZATION SCHEDULE

ANNEX A

CALCULATION OF DISTRIBUTION TO HOLDERS